Exhibit 99.1

Rain Oncology Reports Second Quarter 2023 Financial Results and Provides Corporate Update

– Evaluating a number of opportunities to diversify pipeline in precision oncology -

– Submitted data abstracts for milademetan in both MANTRA and MANTRA-2 clinical trials; anticipated presentations at medical conferences in 4Q23 –

– Quarter-end cash position of $86.3 million expected to provide runway into year-end 2026 –

– Management to host conference call and webcast today at 2:00 pm PT/5:00 pm ET –

NEWARK, Calif., August 10, 2023 (GLOBE NEWSWIRE) -- Rain Oncology Inc. (NasdaqGS: RAIN), (Rain), today reports financial results for the second quarter ended June 30, 2023, and provides a corporate update.

“Rain has been aggressively pursuing a multitude of opportunities as we seek to leverage our clinical execution capabilities and strong cash position to add value to our stockholders”, said Avanish Vellanki, co-founder and chief executive officer of Rain. “Our efforts are focused on licensing or acquiring differentiated clinical-stage programs, as well as avenues to partner with companies utilizing proprietary technology that may help develop drug candidates entering the clinic. We are very excited about the progress we’ve made and recognize that it is important to act expeditiously. We will provide an update publicly on these endeavors at the appropriate time.”

Second Quarter 2023 Corporate Highlights and Key Research and Development (R&D) Updates

●	Corporate Activities

o	Commenced review of opportunities to maximize stockholder value inclusive of the opportunity to acquire new precision oncology assets and/or novel technology platforms

o	Reduced headcount to approximately 25 full-time employees, maintaining key personnel to execute on earlier-stage clinical programs and wind down the MANTRA and MANTRA-2 trials for milademetan

o	Reduced cash burn through various cost saving initiatives, including headcount reduction, to extend runway through end of 2026, in the absence of a corporate transaction and further financing

●	Phase 3 Dedifferentiated Liposarcoma (DD LPS) Trial (MANTRA)

o	Submitted abstracts to upcoming medical conferences; anticipate presentations in 4Q23

●	Phase 2 Basket Trial (MANTRA-2) of Milademetan for MDM2-Amplified Advanced Solid Tumors

o	Suspended enrollment in May 2023 and trial expected to be discontinued in 4Q23

o	Submitted abstract to upcoming medical conference; anticipate presentation in 4Q23

Second Quarter 2023 Financial Results

For the three and six months ended June 30, 2023, Rain reported a net loss of $22.1 million and $42.5 million, respectively, as compared to a net loss of $17.6 million and $35.0 million for the same periods in 2022, respectively.

Research and development (R&D) expenses were $15.0 million and $31.7 million for the three and six months ended June 30, 2023, respectively, as compared to $14.3 million and $27.8 million for the same periods in 2022, respectively. The increases were primarily driven by the clinical trial costs for our Phase 3 trial in DD LPS (MANTRA) and Phase 2 tumor-agnostic basket trial (MANTRA-2), as well as personnel costs. Non-cash stock-based compensation expenses included in R&D expenses were approximately $0.5 million and $1.7 million in the three and six months ended June 30, 2023, respectively, as compared to $1.2 million and $2.1 million in the same periods in 2022, respectively.

General and administrative (G&A) expenses were $5.4 million and $10.5 million for the three and six months ended June 30, 2023, respectively, as compared to $3.5 million and $7.4 million for the same periods in 2022, respectively. The increases were primarily due to higher costs associated with launch preparation in anticipation to commercially launch milademetan in LPS, personnel, legal, outside consulting, and accounting and audit fees. Non-cash stock-based compensation expense included in G&A expenses were approximately $0.3 million and $0.7 million for the three and six months ended June 30, 2023, as compared to $0.2 million and $0.6 million for the three and six months ended June 30, 2022.

In May 2023, the Company announced a reduction in its workforce in connection with the reprioritization of the Company’s clinical strategy designed to optimize Company resources. The Company recorded restructuring charges of $2.8 million in the statements of operations for the three and six months ended June 30, 2023, comprised of $2.8 million cash severance, bonus and related employee benefits and taxes of affected employees, as well as $37,000 of stock-based compensation expense related to option modification.

Total non-cash stock-based compensation expenses were approximately $0.8 million and $2.4 million for the three and six months ended June 30, 2023, respectively, as compared to $1.4 million and $2.7 million for the same periods in 2022, respectively.

As of June 30, 2023, Rain had $86.3 million in cash, cash equivalents and short-term investments. Rain anticipates that its quarter-end cash position will provide runway into year-end 2026.

As of June 30, 2023, Rain had approximately 36.4 million shares of common stock outstanding.

Second Quarter 2023 Results Conference Call and Webcast Details

The management of Rain Oncology will host a conference call and webcast for the investment community today, August 10, 2023 at 2:00 pm PT (5:00 pm ET). A live webcast may be accessed here:

https://viavid.webcasts.com/starthere.jsp?ei=1624922&tp_key=7933f8175f. The conference call can be accessed by dialing (888) 886-7786 (domestic) or (416) 764-8658 (international). The passcode for the conference call is 29873479.

Replay of the call will be available by visiting the “Events” section of the Rain website after the conclusion of the presentation and will be archived on the Rain website for 30 days.

About Rain Oncology Inc.

Rain Oncology Inc. is a precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. Rain’s product candidate, milademetan, is a small molecule, oral inhibitor of the p53-MDM2 complex that reactivates p53.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, Rain’s ability to develop, license, or acquire other product candidates or additional indications for existing products and the timing for public update regarding the same, its clinical strategy, the therapeutic potential of the reactivation of p53, a potential path forward for milademetan, the effectiveness of Rain’s cost-saving measures and its cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general and limited operating history, Rain’s ability to execute on its strategy; the results of preclinical and clinical studies; the FDA regulatory process; positive results from a clinical trial may not necessarily be predictive of the results of future or ongoing clinical studies; the sufficiency of Rain’s capital resources and its ability to successfully manage its cash resources, and the other risks described in Rain’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Daniel Ferry

LifeSci Advisors

+1.617.430.7576

daniel@lifesciadvisors.com

Media Contact

Mahima Agochiya

Rain Oncology

magochiya@rainoncology.com

Rain Oncology Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2022	2021
Operating expenses:
Research and development	$14,980	$14,257	$31,657	$27,812
General and administrative	5,414	3,461	10,480	7,356
Restructuring charges	2,837	—	2,837	—
Total operating expenses	23,231	17,718	44,974	35,168
Loss from operations	(23,231)	(17,718)	(44,974)	(35,168)
Other income:
Interest income	1,167	107	2,426	163
Total other income	1,167	107	2,426	163
Net loss	$(22,064)	$(17,611)	$(42,548)	$(35,005)
Net loss per share, basic and diluted	$(0.61)	$(0.66)	$(1.17)	$(1.32)
Weighted-average shares used to compute net loss per share, basic and diluted	36,363,315	26,529,482	36,351,648	26,520,662

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,	December 31,
	2023	2022(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$86,290	$130,454
Total assets	91,723	135,180
Stockholders’ equity	73,289	113,036

(1) Derived from audited financial statements